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                                                                      EXHIBIT 11

                          WESTERN DIGITAL CORPORATION

                       COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


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                                                   THREE-MONTH PERIOD ENDED         NINE-MONTH PERIOD ENDED
                                                   ------------------------        -------------------------
                                                   MARCH 30,       APRIL 1,        MARCH 30,        APRIL 1,
                                                      1996           1995            1996             1995
                                                   ---------       --------        ---------        --------
PRIMARY

Net income  . . . . . . . . . . . . . . . .         $19,438         $19,650         $64,158         $96,922
                                                    =======         =======         =======         =======
Weighted average number of common
shares outstanding during the period  . . .          44,895          46,716          47,137          45,765

Incremental common shares attributable
to exercise of outstanding options and
warrants  . . . . . . . . . . . . . . . . .           1,697           1,870           1,753           2,079
                                                    -------         -------         -------         -------
Total shares  . . . . . . . . . . . . . . .          46,592          48,586          48,890          47,844
                                                    =======         =======         =======         =======
Net income per share  . . . . . . . . . . .         $   .42         $   .40         $  1.31         $  2.03
                                                    =======         =======         =======         =======
FULLY DILUTED

Net income  . . . . . . . . . . . . . . . .         $19,438         $19,650         $64,158         $96,922

Add back:  interest expense, net of
income tax effect, applicable to
convertible subordinated debentures . . . .              --             813              --           3,036
                                                    -------         -------         -------         -------
                                                    $19,438         $20,463         $64,158         $99,958
                                                    =======         =======         =======         =======
Weighted average number of common
shares outstanding during the period  . . .          44,895          46,716          47,137          45,765

Incremental common shares attributable
to exercise of outstanding options and
warrants  . . . . . . . . . . . . . . . . .           1,815           1,870           1,877           2,080

Incremental common shares attributable
to conversion of convertible subordinated
debentures  . . . . . . . . . . . . . . . .              --           2,800              --           3,519
                                                    -------         -------         -------         -------
Total shares  . . . . . . . . . . . . . . .          46,710          51,386          49,014          51,364
                                                    =======         =======         =======         =======
Net income per share  . . . . . . . . . . .            $.42            $.40           $1.31           $1.95
                                                    =======         =======         =======         =======
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